As Filed With the Securities and Exchange Commission on January 23, 2004

Registration No. 333- _____

SECURITIES AND EXCHANGE COMMISSION
Washington. D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

EPOCH BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	91-1311592
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21720 23rd Drive, S.E., Suite 150, Bothell, Washington 98021

(Address of Principal Executive Offices)

2003 STOCK INCENTIVE PLAN

(Full title of the plan)

William G. Gerber, M.D., Chief Executive Officer

(Name and address of agent for service)

(425) 482-5555

(Telephone number, including area code, of agent for service)

Copy to:
C. Craig Carlson, Esq.
Stradling Yocca Carlson & Rauth, A Professional Corporation
660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Amount Of
To Be Registered	Registered	Share (2)	Price (2)	Registration Fee

Common Stock, $.01 par value	1,249,531 shares (1)(2)	$2.26	$2,823,941	$230

(1)	Shares issuable pursuant to the 2003 Stock Incentive Plan.

(2)	Includes 249,531 shares formerly granted or offered under Epoch’s Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan—1993 or Epoch’s Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan—1991 that became available for grant or issuance under the 2003 Plan following May 22, 2003 pursuant to the terms of the 2003 Stock Incentive Plan, when such shares could no longer under any circumstances be exercised or were reacquired by Epoch.

(3)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h), on the basis of the price of securities of the same class, as determined in accordance with Rule 457(c), using the average of the high and low prices reported by the Nasdaq SmallCap Market for the Common stock on January 20, 2004 which was $2.26 per share.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

               This registration statement relates to the Epoch Biosciences, Inc. (“Epoch” or the “Registrant”) 2003 Stock Incentive Plan (the “2003 Plan”). Epoch’s Board of Directors approved the 2003 Plan on February 20, 2003, subject to stockholder approval, and the stockholders of Epoch approved the 2003 Plan at Epoch’s 2003 Annual Meeting of Stockholders on May 22, 2003. Initially, an aggregate of 1,000,000 shares of common stock are available for grant or award under the 2003 Plan, and 249,531 shares formerly granted or offered under Epoch’s Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan—1993 or Epoch’s Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan—1991 that became available for grant or issuance under the 2003 Plan following May 22, 2003 pursuant to the terms of the 2003 Plan, when such shares could no longer under any circumstances be exercised. All 1,249,531 shares available under the 2003 Plan and registered hereunder had previously been available under Epoch’s Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan-1993 or Epoch’s Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan-1991, both of which have terminated.

Item 3. Incorporation of Documents by Reference.

There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

     (a)    The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2002;

     (b)    The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2003, filed with the Commission on May 9, 2003;

     (c)    The Registrant’s Current Report on Form 8-K, filed with the Commission on June 16, 2003;

     (d)    The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2003, filed with the Commission on August 8, 2003;

     (e)    The Registrant’s Current Report on Form 8-K, filed with the Commission on September 30, 2003;

     (f)    The Registrant’s Current Report on Form 8-K, filed with the Commission on October 14, 2003;

     (g)    The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2003, filed with the Commission on November 7, 2003;

     (h)    All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a) above, except for information furnished under Item 9 or Item 12 of Form 8-K, which is not deemed filed and not incorporated by reference herein;

     (i)    The description of the Registrant’s common stock that is contained in the Registrant’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating that description;

     (j)    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this registration statement modifies or supersedes a statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        Not applicable.

Item 6.    Indemnification of Directors and Officers.

                Epoch’s by-laws provide for indemnification of its directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to Epoch’s directors or officers or controlling persons of Epoch pursuant to its certificate of incorporation, as amended, the by-laws and the Delaware General Corporation Law, Epoch has been informed that, in the SEC’s opinion, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (1) for any breach of the director’s duty of loyalty to the company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (4) for any transaction from which the director derives an improper personal benefit. Epoch’s certificate of incorporation includes this kind of provision. As a result of this provision, Epoch and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 7.    Exemption from Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

4.1	2003 Stock Incentive Plan.

5.1	Opinion of Stradling Yocca Carlson & Rauth.

23.1	Consent of Stradling Yocca Carlson & Rauth (included in Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on the signature page to the Registration Statement)

Item 9.    Undertakings.

     (a)    The undersigned Registrant hereby undertakes:

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                    (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii)      To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                    (2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on the 22nd day of January, 2004.

EPOCH BIOSCIENCES, INC

By:	/s/ William G. Gerber, M.D.

William G. Gerber, M.D. Chief Executive Officer

POWER OF ATTORNEY

                    We, the undersigned directors and officers of Epoch Biosciences, Inc., do hereby make, constitute and appoint William G. Gerber, M.D. and Bert W. Hogue, and each of them acting individually, our true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Frederick B. Craves, Ph.D. Frederick B. Craves, Ph.D.	Chairman of the Board of Directors	January 22, 2004

/s/ William G. Gerber, M.D. William G. Gerber, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	January 22, 2004

/s/ Richard L. Dunning Richard L. Dunning	Director	January 22, 2004

/s/ Herbert L. Heyneker, Ph.D. Herbert L. Heyneker, Ph.D.	Director	January 22, 2004

/s/ Michael Y. Lucero Michael Y. Lucero	Director	January 22, 2004

/s/ Riccardo Pigliucci Riccardo Pigliucci	Director	January 22, 2004

/s/ Sanford S. Zweifach Sanford S. Zweifach	Director	January 22, 2004

/s/ Bert W. Hogue Bert W. Hogue	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 22, 2004

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EXHIBIT INDEX

Exhibit
Number	Description

4.1	2003 Stock Incentive Plan.
5.1	Opinion of Stradling Yocca Carlson & Rauth.
23.1	Consent of Stradling Yocca Carlson & Rauth (Included in Exhibit 5.1)
23.2	Consent of KPMG LLP
24.1	Power of Attorney (included on the signature page to the Registration Statement)

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